3Q23-Results Conference Call

Disclaimer and Forward-Looking Statement This presentation may contain forward-looking statements within the meaning of federal securities law that are subject to risks and uncertainties. These statements are only predictions based upon our current expectations and projections about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” “seek,” “forecast,” or the negative of these terms or other similar expressions. The forward-looking statements are based on the information currently available to us. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including, among others things: changes in general economic, political, governmental and business conditions globally and in Argentina, changes in inflation rates, fluctuations in the exchange rate of the peso, the level of construction generally, changes in cement demand and prices, changes in raw material and energy prices, changes in business strategy and various other factors. You should not rely upon forward-looking statements as predictions of future events. Although we believe in good faith that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Any or all of Loma Negra’s forward-looking statements in this release may turn out to be wrong. You should consider these forward-looking statements in light of other factors discussed under the heading “Risk Factors” in Company’s Annual Report on Form 20-F, as well as periodic filings made on Form 6-K, which are filed with or furnished to the United States Securities and Exchange Commission. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations. The Company presented some figures converted from Argentine pesos to U.S. dollars for comparison purposes. The exchange rate used to convert Pesos to U.S. dollars was the reference exchange rate (Communication “A” 3500) reported by the Central Bank for U.S. dollars. The information presented in U.S. dollars is for the convenience of the reader only. Certain figures included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be arithmetic aggregations of the figures presented in previous quarters. Note: Loma Negra’s financial information has been prepared in accordance with the Argentine Securities Commission (Comisión Nacional de Valores-CNV) and with International Financial Reporting Standards. Following the categorization of Argentina as a country with a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with IFRS. Consequently, starting July 1, 2018, the Company is reporting results applying IFRS rule IAS 29. IAS 29 requires that results of operations in hyperinflationary economies are reported as if these economies were highly inflationary as of January 1, 2018, and thus year-to-date, together with comparable results, should be restated adjusting for the change in general purchasing power of the local currency, using official indices. For comparison purposes and a better understanding of our underlying performance, in addition to presenting ‘As Reported’ results, we are also disclosing selected figures as previously reported excluding rule IAS 29. Additional information in connection with the application of rule IAS 29 can be found in our earnings report. 1

Cement business despite moderate decrease in volumes, the level of activity remains resilient, driving a solid set of results for the quarter. As reported results Net revenues reached Ps. 74.2 billion, down 8.3% (US$ 212 million; -10.1%) Adjusted EBITDA stood at Ps. 17.2 billion, down 3.9% (US$ 66 million; -3.1%) Net Profit of Ps. 7.5 billion Consolidated Adjusted EBITDA margin reached 23.2%, with an expansion of 105 bps YoY Solid balance sheet with an efficient leverage level while keeping a low debt ratio Net Debt to LTM Adj. EBITDA ratio of 0.97x Issuance of Class III domestic bonds for US$ 55.0 million, to refinance existent debt, extending maturity and reducing financial costs. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 2 RESILIENT VOLUMES AND COST CONTROL DRIVE A ROBUST QUARTER

• Macro & Industry context • Revenues and Volumes 3

42% 30% 39% 42% 43% 44% 58% 70% 61% 58% 58% 56% 2019 2020 2021 2022 3Q22 3Q23 Bulk Bags (1) Source INDEC and BCRA (Argentina Central Bank) Market Expectations (REM) (2) Source INDEC: Construction activity indicator, ISAC (Indicador Sintético de la Actividad) . (3) Based on AFCP which reports standalone cement sales, while Loma Negra reports Cement, Masonry and lime sales (4) Oct’ 23 : As of the date of this presentation, ISAC figures were not released 4 Ap r Fe b Ja n M ar M ay Ju l N ovJu n Au g De c Se p O ct 4 -1 -1 -11 3 -7 1 -4 -3 -3 -6 -3 -5 -1 0 -9 -5 6 -1 -2 -2 -7 -2 -8 0 O ct ’2 2 N ov ’2 2 Di c’ 22 Ja n’ 23 Fe b’ 23 M ar ’2 3 Ap r’ 23 M ay ’2 3 Ju n’ 23 Ju l’2 3 Ag o’ 23 Se p’ 23 O ct ’2 3 9 ISAC Cement Industry -2.1 -9.9 10.4 5.0 -2.8 -1.2 3.0 5.7 1.5 1.4 -4.9 20 19 20 20 20 21 20 22 20 23 e 20 24 e 20 25 e 3Q 22 4Q 22 1Q 23 2Q 23 2019 20222020 2021 2023 CONSTRUCTION ACTIVITY REMAINS AT SOLID LEVELS WHILE GOING THROUGH THE ELECTION PERIOD GDP Growth1 (YoY Growth, %) Construction Activity2 & Monthly Industry Cement Sales3 (YoY Growth, %) Monthly Industry Cement Sales3 (‘000 tons) Industry Cement Sales by Type3 (%)

Revenue Performance: Cement, masonry & lime: decreased 12.8% YoY, with volumes contracting 7.1% and price adjustments dynamic affected by higher monthly inflation figures. Concrete: down 4.2% YoY. Volumes decreased 9.4% partially offset by a positive pricing performance Railroad: decreased 4.5% YoY. Volumes down 4.2%, with prices almost flat, negatively affected by product mix Aggregates: increased 17.5% YoY boosted by positive price performance while volume remained flat (1) Sales volumes include inter-segment sales (2) Sales revenues include inter-segment sales and Other segments 5 Sales Volumes (1) Revenues (AR$ million) (2) Total Net Revenues 74,182 80,878 -8.3% 3Q23 3Q22 % Chg. Cement, masonry & lime MM Tn 1.74 1.88 -7.1% Concrete MM m3 0.15 0.17 -9.4% Railroad MM Tn 1.16 1.21 -4.2% Aggregates MM Tn 0.34 0.34 0.2% 3Q23 3Q22 % Chg. 62,583 71,757 -12.8% 6,766 7,062 -4.2% 5,849 6,126 -4.5% 2,328 1,982 17.5% CEMENT VOLUMES CONTRACTION BUT STILL REMAIN STRONG REVENUE DOWN FOR THE QUARTER

• Business Performance 6

Consolidated gross profit remained almost flat, improving 0.2% YoY, with gross margin expansion of 196 bps to 23.3% mainly due to cost improvements in the Cement segment and in the Railroad operation, coupled with lower depreciations that offset a softer top line. Margin expansion in Cement and Railroad segments was partially offset by contraction in Concrete and Aggregates. SG&A decreased by 1.8% YoY, reaching 8.3% as % of sales increasing 55 bps YoY 7 17,222 17,251 3Q22 3Q23 Gross Profit & Margin 6,270 6,157 3Q22 3Q23 Selling, General & Administrative As a % of Sales AR$ Million AR$ Million Gross Margin 23.3%21.3% 0.2% 7.8% 8.3% STABLE GROSS PROFIT WITH MARGINS EXPANSION ON 3Q23

17,890 17,189 3Q22 3Q23 Adjusted EBITDA & Margin AR$ Million Consolidated Adjusted EBITDA Margin for the quarter reached 23.2%, up 105 bps YoY. mainly due to expansion in the Cement and Railroad margins. By segments Cement, masonry cement and lime segment Adjusted EBITDA margin stood at 26.8%, posting an expansion of 252 bps YoY, primarily due to cost improvements that offset a lower top line performance Concrete Adjusted EBITDA contracted 179 bps and stood at 0.6% from 2.4% in 3Q22 Railroad Adjusted EBITDA margin expanded 428 bps YoY to 4.2% mainly explained by cost improvements that offset a lower top line performance Aggregates Adjusted EBITDA margin down 738 bps to 4,8% from 12.2% in 3Q22 US$ million Consolidated Adjusted EBITDA of US$ 66 million in 3Q23, down 3.9% when measured in Ps. Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 8 22.1% Adjusted EBITDA Margin 23.2% 68 66 IMPROVEMENT IN MARGIN ROBUST EBITDA GENERATION FOR 3Q

• Bottom line • Financial performance 9

-28,936 7,398 3Q22 3Q23 Net Profit (Loss) Attributable to Owners AR$ Million Net Profit breakdown: Adjusted EBITDA decreased by 3.9% YoY Total finance cost of Ps. 1.6 billion in 3Q23 compared to a net cost of Ps. 36.4 billion in 3Q22 Foreign exchange loss of Ps. 16.5 billion in 3Q23, compared to Ps. 2.1 billion loss in 3Q22 Gain on net monetary position was Ps. 29.0 billion in 3Q23 compared to Ps. 8.8 billion in 3Q22 Net Financial expense stood at Ps. 14.0 billion compared to a Ps. 43 billion loss in the same period of 2022, primarily due to the cancellation of dollar-denominated debt with local funding that took place in 3Q22 Net Profit Attributable to Owners of the Company in 3Q23 was Ps. 7.4 billion, up from a loss of Ps. 28.9 billion in 3Q22. -36,400 -1,581 3Q22 3Q23 Finance Gain (Costs), net AR$ Million 492 Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period. 10 NET PROFIT RECOVERS IN 3Q23

ROBUST BALANCE SHEET

- **Cash position and Investments** of Ps. 20.9 billion and total debt at Ps. 96.1 billion as of end of 3Q23
- **Net Debt** of Ps. 75.1 billion (US$ 215 MM) with a Net Debt increase of US$ 29 million in the quarter
- **Net Debt/ LTM Adj. EBITDA ratio** up to 0.97x in 3Q23 compared with 0.37x in FY22
- **In 3Q23, Operating cash generation** reached Ps. 14.6 billion from Ps. 27.3 billion in 3Q22 where the decrease in the net profit adjusted to reconcile to net cash provided by operating activities coupled with a lower positive effect of the working capital
- **Capital expenditures** of Ps. 4.4 billion in 3Q23, mainly due to maintenance capex
- **Dividend payment in 3Q23.** The dividend announced in June for Ps. 13.7 was paid in July.
- **Bond issuance** of Class 3, in the amount of Ps. 55.0 million, interest rate of 7.49% and maturity in 1Q26, to refinance short term us dollar denominated debt.

Debt Maturity schedule (principal)



Ps.
USD
US$ Million
60
17
10
19
92
72
55
Cash Position
4Q23
1Q24
2Q24
2H24
2025
2026

Cash Flow Highlights

amounts expressed in millions of pesos	3Q23	3Q22
Net cash generated by operating activities	14,613	27,265
Net cash generated by (used in) investing activities	(4,311)	(1,845)
Net cash used in by financing activities	(19,808)	(46,350)
Cash and cash equivalents at the end of the period	**20,909**	**8,257**

Debt by Currency



US$ 274 MM
US$ 64%
Ps. 36%

Note: Figures in US dollars result from the calculation of figures expressed in Argentine pesos, as previously reported (without the application of IAS29) and the average exchange rate for each reporting period.

11

2023 Outlook 12

Continuing the tendency of the previous quarter, industry volumes show a slight adjustment from last year record highs, following the lower level of activity showed by the economy. As we are in the midst of the election period, with the final election just a few days away, the level of uncertainty affecting economic actors has increased, yet cement volumes continue to demonstrate their resilience As we near the end of the year, we are confident that, even in this complex situation, LOMA will end up achieving its goals, contributing from our position of leadership to the development of the industry. 2023 OUTLOOK 13

Financial Tables 14

Adjusted EBITDA Reconciliation & Margin Table 4: Adjusted EBITDA Reconciliation & Margin (amounts expressed in millions of pesos, unless otherwise noted) 2023 2022 % Chg. 2023 2022 % Chg. Adjusted EBITDA reconciliation: Net profit (Loss) 7,501 (29,168) n/a 19,485 (11,469) n/a (+) Depreciation and amortization 5,833 7,233 -19.3% 16,631 20,665 -19.5% (+) Tax on debits and credits to bank accounts 795 787 0.9% 2,345 2,182 7.5% (+) Income tax expense 1,480 2,638 -43.9% 6,508 13,371 -51.3% (+) Financial interest, net 12,852 6,269 105.0% 28,119 4,637 506.3% (+) Exchange rate differences, net 16,538 2,110 683.8% 28,743 8,966 220.6% (+) Other financial expenses, net 1,181 36,805 -96.8% 3,753 38,439 -90.2% (+) Gain on net monetary position (28,991) (8,785) 230.0% (54,914) (15,497) 254.4% (+) Share of profit (loss) of associates - - n/a - - n/a (+) Impairment of property, plant and equipment - - n/a - - n/a Adjusted EBITDA 17,189 17,890 -3.9% 50,671 61,296 -17.3% Adjusted EBITDA Margin 23.2% 22.1% +105 bps 24.1% 27.8% -378 bps Three-months ended September 30, Nine-months ended September 30,

Balance Sheet As of September 30, As of December 31, 2023 2022 ASSETS Non-current assets Property, plant and equipment 307,508 311,778 Right to use assets 1,781 2,134 Intangible assets 985 955 Investments 21 21 Goodwill 207 207 Inventories 13,817 12,961 Other receivables 2,203 2,278 Total non-current assets 326,522 330,334 Current assets Inventories 44,403 41,451 Other receivables 9,917 11,884 Trade accounts receivable 18,981 18,534 Investments 9,152 8,626 Cash and banks 11,757 1,350 Total current assets 94,210 81,846 TOTAL ASSETS 420,732 412,180 Table 8: Condensed Interim Consolidated Statements of Financial Position (amounts expressed in millions of pesos, unless otherwise noted) SHAREHOLDER'S EQUITY Capital stock and other capital related accounts 79,421 77,077 Reserves 107,893 154,136 Retained earnings 17,389 3,938 Accumulated other comprehensive income - - Equity attributable to the owners of the Company 204,703 235,152 Non-controlling interests 254 396 TOTAL SHAREHOLDER'S EQUITY 204,958 235,548 LIABILITIES Non-current liabilities Borrowings 44,189 20,071 Accounts payables - - Provisions 2,736 2,655 Salaries and social security payables 225 192 Debts for leases 1,293 1,591 Other liabilities 189 334 Deferred tax liabilities 70,979 66,979 Total non-current liabilities 119,611 91,822 Current liabilities Borrowings 51,867 22,124 Accounts payable 29,441 35,956 Advances from customers 2,755 3,578 Salaries and social security payables 6,568 9,033 Other liabilities - Related companies - - Tax liabilities 4,485 5,922 Debts for leases 544 574 Other liabilities 504 7,622 Total current liabilities 96,164 84,810 TOTAL LIABILITIES 215,774 176,632 TOTAL SHAREHOLDER'S EQUITY AND LIABILITIES 420,732 412,180

Income Statement

Table 9: Condensed Interim Consolidated Statements of Profit or Loss and Other Comprehensive Income (unaudited)

(amounts expressed in millions of pesos, unless otherwise noted)

	Three-months ended September 30,			Nine-months ended September 30,		
	2023	2022	% Change	2023	2022	% Change
Net revenue	74,182	80,878	-8.3%	210,559	220,154	-4.4%
Cost of sales	(56,931)	(63,656)	-10.6%	(158,442)	(160,349)	-1.2%
Gross Profit	**17,251**	**17,222**	**0.2%**	**52,117**	**59,805**	**-12.9%**
Share of loss of associates	-	-	n/a	-	-	n/a
Selling and administrative expenses	(6,157)	(6,270)	-1.8%	(18,727)	(18,915)	-1.0%
Other gains and losses	262	(294)	n/a	650	(259)	n/a
Impairment of property, plant and equipment	-	-	n/a	-	-	n/a
Tax on debits and credits to bank accounts	(795)	(787)	0.9%	(2,345)	(2,182)	7.5%
Finance gain (cost), net						
Gain on net monetary position	28,991	8,785	230.0%	54,914	15,497	254.4%
Exchange rate differences	(16,538)	(2,110)	683.8%	(28,743)	(8,966)	220.6%
Financial income	530	252	110.8%	3,617	2,922	23.8%
Financial expenses	(14,564)	(43,326)	-66.4%	(35,489)	(45,999)	-22.8%
Profit (loss) before taxes	**8,980**	**(26,530)**	**n/a**	**25,994**	**1,903**	**1266.2%**
Income tax expense						
Current	1,775	(637)	n/a	(2,509)	(7,176)	-65.0%
Deferred	(3,254)	(2,001)	62.6%	(4,000)	(6,196)	-35.4%
Net Profit (Loss)	**7,501**	**(29,168)**	**n/a**	**19,485**	**(11,469)**	**n/a**
Net Profit (Loss) for the period attributable to:						
Owners of the Company	7,398	(28,936)	n/a	19,627	(10,900)	n/a
Non-controlling interests	102	(232)	n/a	(141)	(569)	-75.1%
NET PROFIT (LOSS) FOR THE PERIOD	**7,501**	**(29,168)**	**n/a**	**19,485**	**(11,469)**	**n/a**
Earnings per share (basic and diluted):	**12.6818**	**(49.4299)**	**n/a**	**33.6374**	**(18.6130)**	**n/a**

Statement of Cash Flows Table 7: Condensed Interim Consolidated Statement of Cash Flows (amounts expressed in millions of pesos, unless otherwise noted) 2023 2022 2023 2022 CASH FLOWS FROM OPERATING ACTIVITIES Net Profit (Loss) 7,501 (29,168) 19,485 (11,469) Adjustments to reconcile net profit (loss) to net cash provided by operating activities 6,109 48,006 23,247 68,500 Changes in operating assets and liabilities 1,003 8,428 (4,350) (16,175) Net cash generated by operating activities 14,613 27,265 38,383 40,857 CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from disposal of Yguazú Cementos S.A. 100 0 424 189 Property, plant and equipment, Intangible Assets, net (4,361) (3,726) (11,545) (9,070) Contributions to Trust (50) (137) (310) (347) Investments, net - 5,707 - 5,707 Net cash (used in) investing activities (4,311) 1,845 (11,431) (3,521) CASH FLOWS FROM FINANCING ACTIVITIES Proceeds / Repayments from borrowings, Interest paid (2,268) (18,564) 50,397 11,051 Dividends paid (17,540) (27,786) (56,647) (44,298) Share repurchase plan - 0 - (2,077) Net cash generated by (used in) by financing activities (19,808) (46,350) (6,250) (35,324) Net increase (decrease) in cash and cash equivalents (9,506) (17,240) 20,702 2,012 Cash and cash equivalents at the beginning of the year 32,482 31,676 9,977 13,081 Effect of the re-expression in homogeneous cash currency ("Inflation-Adjusted") (2,855) (5,782) (11,510) (7,084) Effects of the exchange rate differences on cash and cash equivalents in foreign currency 787 (397) 1,741 248 Cash and cash equivalents at the end of the period 20,909 8,257 20,909 8,257 Nine-months ended September 30, Three-months ended September 30,

Thank you! IR Contact Marcos I. Gradin Chief Financial Officer and Investor Relations Diego M. Jalón Head of Investor Relations +54 (11) 4319-3050 investorrelations@lomanegra.com